Exhibit 10.12

AGREEMENT

Almaty	January 28, 2005

This agreement (hereinafter – Agreement) is executed and signed between:

“Caspi Neft TME” Subsidiary Open Joint Stock Company (hereinafter – the Company), represented by its Chairman of the Board, Mr. Anatole Kunevich, acting on the basis of the Charter,

“Bank TuranAlem” Joint Stock Company (hereinafter – BTA), represented by its Deputy Chairman of the Board, Mr. Saparov Arsen Kuandykovich, acting on the basis of the Power of Attorney # 07/1 dated January 05, 2005,

TransMeridian Exploration Inc. (BVI) (hereinafter – TME), represented by its President Mr. Lorrie Olivier, acting on the basis of the Articles of Associations, and

Bramex Management Inc. (hereinafter – BM), represented by Mr. Sadykov A. Kairat, acting on the basis of the Power of Attorney dated October 18, 2004;

Jointly named as “the Parties”, and separately – as a “Party”. At that, BM and TME may be jointly referred to as “the Shareholders”,

With regard to that BTA is a Creditor of the Company according to the General Loan Agreement # 02-0402-2 of February 04, 2002 (bank loan agreement) (hereinafter – “GLA1”) and the General Loan Agreement (on establishment of the loan limit) # 2000/03/40 dated June 02, 2003 (hereinafter – “GLA2”), hereinafter GLA1 and GLA2 are collectively referred to as “ Loan Agreements”,

have entered into this agreement with regard to the following:

1. General Provisions

1.1. TME grants to the Company the monies for conducting of operations for the period of I – II quarters of year 2005, within the limits of the Company’s Budget, approved by the Minute of the Board of Directors of the Company dated January 17, 2005, and by the Minute of the Minute of the Shareholders’ General Meeting dated January 25, 2005 (hereinafter – “Approved Budget”), in amount $ 10 000 000 (ten million USD). The monies shall be contributed to the Company in the order and within the terms, provided by this Agreement.

1.1.      BTA, upon the fact of fulfillment by TME of undertakings listed in paragraphs 2.1.1. – 2.1.2. of paragraph 2.1. of herein, immediately revokes the Notification No.06-31/4445 dated September 17, 2004 with a requirement of early repayment by the Company of the full amount of indebtedness to BTA, as to the Creditor on the Loan Agreements, addressed to the Company, as well as all further notifications on the Company’s failure fulfill its obligations under the Agreements sent to the Company and/or to the Shareholders that has been sent to the  or to the Shareholders Company and/or to the Shareholders before the date of signing of this Agreement, including the notifications on reverse of collection to the assets of the Company and Shares of the Company owned by the Shareholders.

1.3. In addition, BTA, on BM’s petition provides to the Company an extension on payment of all regular payments under the Loan Agreements up to July 15, 2005, including the amount of principal debt under the loans granted to the Company, due for payment within the said period of extension, the Interest charged for using of the Loans and all other payments that shall be paid to the BTA by the Company as to the Creditor under the Loan Agreements, within the said period of extension, as well as under the contracts and agreements concluded between the Company and BTA within the framework of the Loan Agreements. The provisions on extension that is granted by BTA in accordance with the provisions of this paragraph will be additionally detailed in Addendums to the Loan Agreements and Addendums to the agreements concluded within the frameworks of the Loan Agreements.

All the payments that has to be executed by the Company to BTA in accordance with the Loan Agreements within the extension period discussed in the first part of this paragraph, shall be executed in the following order:

a) payments on repayment of the principal debt under the loans and on payment of the Interest according to the terms of GLA1 shall be executed by the Company in full scale on July 15, 2005;

b) payments on repayment of the principal debt under the loans and on payment of the Interest according to the terms of GLA2 shall be executed by the Company in full scale at the same time as the planned (regular) payments under the corresponding loan agreements stipulated for July 2005;

c) BTA, within the extension period foreseen by the first part of this paragraph, charges the interest for the total amount of GLA1 and GLA2 basing on the actual debt amount. At that, the Company undertakes to make payments on payment of the interest charged according to the provisions of this sub-paragraph, in full scale.

1.4. Within the extension period discussed in paragraph 1.3. of herein, BTA will not demand early repayment of the amount of the Company’s debt under the Loan Agreements, in full or in part, by the Borrower or by other persons/entities including the Shareholders of the Company, except the cases when TME breaks its obligations under this agreement, directly foreseen by paragraphs 2.1.1. – 2.1.3. of paragraph 2.1. and paragraph 2.2. of this Agreement.

2. UNDERTAKINGS OF THE SHAREHOLDERS OF THE COMPANY

2.1. TME hereby undertakes an obligation to grant to the Company the monies for conducting of operations within I – II quarters of year 2005, approved by the Minute of the Board of Directors of the Company dated January 17, 2005 and by the Minute of the Shareholders’ General Meeting dated January 25, 2005 (hereinafter – ‘Approved Budget’), in amount of $ 10 000 000 (ten millions of USD). The monies shall be contributed in the following order:

2.1.1. The first amount of $5 000 000 (five millions USD) shall be contributed to the Company not later than on February 15, 2005. Te date of receipt of monies by the Company from TME shall be the date of credit of monies to the correspondent account of BTA;

2.1.2. TME not later than on February 15, 2005 issued a corporate guarantee addressed to BTA and Company, for the second amount of $ 5 000 000 (five millions USD). The said corporate guarantee shall be accompanied with all necessary documents (guarantees and warranties) confirming and guarantying the authority and full capacity of the person signing of the guarantee on behalf of TME.

2.1.3. The second amount of $ 5 000 000 (five millions USD) shall be contributed by TME to the Company not later than on April 25, 2005.

2.1.5. Granting of monies by TME to the Company according to the terms of this Agreement (paragraphs 2.1.1. and 2.1.3.)  shall be executed as the loans on the following terms:

a) without payment by the Company of the Interest for using of this loan;

b) the term for using of the loan shall be not less than five (5) years;

c) with providing to the Company of grace period for repayment of the loan not less than for 2 (two) years.

2.2. TME as well undertakes an obligation to provide for consideration of the Company and BTA, within the term before July 25, 2005, an offer of stable and trustworthy financial institute on financing of the Company’s activity for III and IV quarter of year 2005 and 2006. At that, this offer shall contain specific terms on financing of the Company that shall meet both interests of the Company and Shareholders.

2.3. BM, for its turn, undertakes to apply to BTA on granting to the Company of extension period for any payments that shall be executed by the Company in the frameworks and on the terms of Loan Agreements.

3. RIGHT OF BTA TO REQUIRE PRE-TERM PAYMENT-OFF OF THE DEBT

3.1. In case TME fails to fulfill its undertaking to contribute to the Company the monies, as it is stated by paragraphs 2.1.1. – 2.1.3. of paragraph 2.1. of herein and/or undertaking of paragraph 2.2. of herein, BTA reserve a right to demand of pre-term repayment of the full amount of Company’s debt to BTA under the Loan Agreements and take all measures for protection of its interests as a creditor, including, but not limited to impose of collection to the pledged assets of the Company and/or to the shares of the Company, owned by the Shareholders.

At that, the extension on payments within the framework of the Loan Agreements, provided by BTA to the company as per paragraph 1.3. of this Agreement, does not anyway limit the right of BTA for declaring of the demands to the Company on pre-term repayment of debt under the Loan agreements in full in cases foreseen by this Agreement or by the Loan Agreements.)

3.2. For the purposes of paragraph 3.1. of this Agreement, TME’s failure to contribute money into the Company, fully or in part, as it is stipulated by provisions of this Agreement, and/or TME’s failure to fulfill an obligation defined in paragraph 2.2. of this Agreement, will be considered as a ground for declaration by BTA of the demand to the Company on pre-term repayment of the amount of debt under the Loan Agreements, fully or partially.

3.3. In case TME fulfills all its obligations, listed in paragraphs 2.1.1.– 2.1.3. of paragraph 2.1 of herein and in paragraph 2.2. of herein, BTA undertakes not demand from the Company of pre-term repayment of the amount of the amount of the debt.

However, the Parties agree, that this waiver does not limits the right of BTA to decline unilaterally fulfillment of the Loan Agreements and demand of pre-term repayment of the full amount of the debt under the Loan agreements on the basis of the foundations directly stipulated by this Agreement or by the Loan Agreements.

3.4. In case BTA makes a decision to require from the Company of pre-term repayment of the full amount of the debt under the Loan Agreement, as it is prescribed by paragraph 3.1 of this Agreement, BTA undertakes to notify the Company at least in thirty days in advance before the required date of repayment.

4. ADDITIONAL TERMS

4.1. This Addendum is executed in Russian and English, in four counterparts, each having equal legal force.  In the event there is a conflict between the Russian and English versions, the Russian version of this Addendum shall prevail.

4.2. Hereby the Parties agree and warrant that the representatives of the Parties signing this Agreement are properly authorized and delegated and have the right to sign this Agreement.  The Parties acknowledge and agree that, after signing of this Agreement by their authorized representatives, the provisions of this Agreement become binding upon the Parties and the Parties shall have no right to refer to the absence of proper authorities of their representatives as a reason for the invalidation of the Agreement.

4.3. This Agreement shall become effective upon its signing by the authorized representatives of the Parties.

7. LEGAL ADDRESSES AND DETAILS OF THE PARTIES:

BTA:

Bank TuranAlem JSC,

97 Zholdasbekov Str., Microdistrict Samal-2,

050051 Almaty, Republic of Kazakhstan,

IIK 300166019 with the Payment Systems Office of the National Bank of the Republic of Kazakhstan,

BIK 190501319, RNN 600900114104.

COMPANY:

“CASPI NEFT TME” SOJSC

50 A) Gazizy Zhubanovoi Str., Aktobe,

463000, Republic of Kazakhstan

RNN 600900159346

S/account # 35467925 (Kazakhstan Tenge)

TransMeridian Exploration Inc. BVI

397 North Sam Houston Pkwy, Suite #300, Houston Texas 77060, USA

BRAMEX MANAGEMENT INC.

Sea Meadow House, Blackburn Highway, P.O.B. 116, Road Town, Tortola, British Virgin Islands